Exhibit 99.1

Second Quarter 2021 Earnings Results Media Relations: Andrea Williams 212-902-5400 Investor Relations: Carey Halio 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

Second Quarter 2021 Earnings Results

Goldman Sachs Reports Second Quarter Earnings Per Common Share of $15.02 and Increases the Quarterly Dividend to $2.00 Per Common Share

“Our second quarter performance and record revenues for the first half of the year demonstrate the strength of our client franchise and our continued progress on our strategic priorities. While the economic recovery is underway, our clients and communities still face challenges in overcoming the pandemic. But, as always, I am proud of the dedication and resilience of our people, who have worked tirelessly to help our clients navigate the ever-changing market environment.”

- David M. Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
2Q $15.39 billion 2Q YTD $33.09 billion	2Q $5.49 billion 2Q YTD $12.32 billion	2Q $15.02 2Q YTD $33.64

Annualized ROE[1]	Annualized ROTE[1]	Book Value Per Share
2Q 23.7% 2Q YTD 27.3%	2Q 25.1% 2Q YTD 28.9%	2Q $264.90 YTD Growth 12.2%

NEW YORK, July 13, 2021 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $15.39 billion and net earnings of $5.49 billion for the second quarter ended June 30, 2021. Net revenues were $33.09 billion and net earnings were $12.32 billion for the first half of 2021.

Diluted earnings per common share (EPS) was $15.02 for the second quarter of 2021 compared with $0.53 for the second quarter of 2020 and $18.60 for the first quarter of 2021, and was $33.64 for the first half of 2021 compared with $3.66 for the first half of 2020. In the prior year, net provisions for litigation and regulatory proceedings reduced diluted EPS by $8.23 for the second quarter of 2020 and $8.76 for the first half of 2020.

Annualized return on average common shareholders’ equity (ROE)1 was 23.7% for the second quarter of 2021 and 27.3% for the first half of 2021. Annualized return on average tangible common shareholders’ equity (ROTE)1 was 25.1% for the second quarter of 2021 and 28.9% for the first half of 2021.

Goldman Sachs Reports

Second Quarter 2021 Earnings Results

Highlights

◾

Strong overall firm performance continued in the second quarter as results reflected the second highest quarterly net revenues of $15.39 billion, the second highest quarterly net earnings of $5.49 billion and the second highest quarterly diluted EPS of $15.02.

◾

Investment Banking generated its second highest quarterly net revenues of $3.61 billion, which followed record net revenues in the first quarter of 2021. Quarterly net revenues were also the second highest in each of Financial advisory, Equity underwriting and Debt underwriting. The backlog[2] increased significantly compared with the end of 2020, ending the quarter at a record level.

◾

The firm ranked #1 in worldwide announced and completed mergers and acquisitions, worldwide equity and equity-related offerings, common stock offerings and initial public offerings for the year-to-date.[3]

◾	Global Markets generated quarterly net revenues of $4.90 billion, reflecting solid client activity across both Fixed Income, Currency and Commodities (FICC) and Equities.

◾	Asset Management generated record quarterly net revenues of $5.13 billion, reflecting record quarterly net revenues from Equity investments.

◾	Consumer & Wealth Management generated record quarterly net revenues of $1.75 billion.

◾

Firmwide assets under supervision[2,4] increased $101 billion during the quarter, including long-term net inflows of $22 billion, to a record $2.31 trillion. Firmwide Management and other fees were a record $1.84 billion for the second quarter of 2021.

◾	Book value per common share increased by 5.6% during the quarter and 12.2% during the first half of 2021 to $264.90.

◾	On July 12, 2021, the Board of Directors of The Goldman Sachs Group, Inc. approved a 60% increase in the quarterly dividend to $2.00 per common share beginning in the third quarter of 2021.

Quarterly Net Revenue Mix by Segment

Goldman Sachs Reports

Second Quarter 2021 Earnings Results

Net Revenues

Net revenues were $15.39 billion for the second quarter of 2021, 16% higher than the second quarter of 2020 and 13% lower than the first quarter of 2021. The increase compared with the second quarter of 2020 reflected significantly higher net revenues in Asset Management, Investment Banking and Consumer & Wealth Management, partially offset by significantly lower net revenues in Global Markets.

Net Revenues
$15.39 billion

Investment Banking

Net revenues in Investment Banking were $3.61 billion for the second quarter of 2021, 36% higher than the second quarter of 2020 and 4% lower than a strong first quarter of 2021. The increase compared with the second quarter of 2020 reflected significantly higher net revenues in Financial advisory and Corporate lending and higher net revenues in Underwriting.

The increase in Financial advisory net revenues reflected an increase in completed mergers and acquisitions transactions. The increase in Corporate lending net revenues primarily reflected higher net interest income. The increase in Underwriting net revenues was due to higher net revenues in Equity underwriting, primarily driven by strong industry-wide initial public offering activity, partially offset by a significant decline in industry-wide secondary offerings. Debt underwriting net revenues were slightly lower, primarily reflecting significantly lower industry-wide investment-grade volumes, partially offset by elevated industry-wide leveraged finance volumes.

The firm’s backlog[2] increased significantly compared with the end of 2020, and was higher compared with the end of the first quarter of 2021.

Investment Banking
$3.61 billion
Financial Advisory	$1.26 billion
Underwriting	$2.19 billion
Corporate Lending	$159 million

Global Markets

Net revenues in Global Markets were $4.90 billion for the second quarter of 2021, 32% lower than a strong second quarter of 2020 and 35% lower than a strong first quarter of 2021.

Net revenues in FICC were $2.32 billion, 45% lower than the second quarter of 2020, as the prior year period included strong activity levels due to high volatility amid the COVID-19 pandemic. The decrease in net revenues was due to significantly lower net revenues in FICC intermediation, reflecting significantly lower net revenues in interest rate products, credit products and commodities, and lower net revenues in mortgages and currencies. In addition, net revenues in FICC financing were lower, reflecting lower net revenues from repurchase agreements, partially offset by higher net revenues from mortgage lending.

Net revenues in Equities were $2.58 billion, 12% lower than the second quarter of 2020, due to significantly lower net revenues in Equities intermediation, reflecting significantly lower net revenues in cash products and lower net revenues in derivatives. Net revenues in Equities financing were higher, reflecting higher average client balances.

Global Markets
$4.90 billion
FICC Intermediation	$1.90 billion
FICC Financing	$423 million
FICC	$2.32 billion

Equities Intermediation	$1.77 billion
Equities Financing	$815 million
Equities	$2.58 billion

Goldman Sachs Reports

Second Quarter 2021 Earnings Results

Asset Management

Net revenues in Asset Management were $5.13 billion for the second quarter of 2021, more than double the amount in the second quarter of 2020 and 11% higher than the first quarter of 2021. The increase compared with the second quarter of 2020 was primarily driven by significantly higher net revenues in Equity investments. In addition, Lending and debt investments net revenues, Incentive fees and Management and other fees were each higher.

The increase in Equity investments net revenues primarily reflected significantly higher net gains from investments in private equities, driven by company-specific events, including capital raises and sales, and improved corporate performance versus a challenging second quarter of 2020. The increase in Lending and debt investments net revenues was primarily due to higher net interest income. The increase in Incentive fees was due to harvesting. Management and other fees included the impact of higher average assets under supervision and higher other fees, partially offset by fee waivers on money market funds.

Asset Management
$5.13 billion
Management and
Other Fees	$727 million
Incentive Fees	$ 78 million
Equity Investments	$3.72 billion
Lending and Debt Investments	$610 million

Consumer & Wealth Management

Net revenues in Consumer & Wealth Management were $1.75 billion for the second quarter of 2021, 28% higher than the second quarter of 2020 and essentially unchanged compared with the first quarter of 2021.

Net revenues in Wealth management were $1.38 billion, 25% higher than the second quarter of 2020. Management and other fees were higher, reflecting the impact of higher average assets under supervision, and net revenues in Private banking and lending were higher, primarily reflecting higher loan balances.

Net revenues in Consumer banking were $363 million, 41% higher than the second quarter of 2020, reflecting higher deposit and credit card balances.

Consumer & Wealth Management
$1.75 billion
Wealth Management	$1.38 billion
Consumer Banking	$363 million

Provision for Credit Losses

Provision for credit losses was a net benefit of $92 million for the second quarter of 2021, compared with net provisions of $1.59 billion for the second quarter of 2020 and a net benefit of $70 million for the first quarter of 2021. The second quarter of 2021 included reserve reductions on wholesale and consumer loans reflecting continued improvement in the broader economic environment following challenging conditions that began in the first half of 2020 as a result of the COVID-19 pandemic, partially offset by provisions related to portfolio growth (primarily in credit card loans).

The firm’s allowance for credit losses was $4.09 billion as of June 30, 2021.

Provision for Credit Losses
$(92) million

Goldman Sachs Reports

Second Quarter 2021 Earnings Results

Operating Expenses

Operating expenses were $8.64 billion for the second quarter of 2021, 17% lower than the second quarter of 2020 and 8% lower than the first quarter of 2021. The firm’s efficiency ratio[2] for the first half of 2021 was 54.6%, compared with 76.6% for the first half of 2020.

Operating Expenses
$8.64 billion

The decrease in operating expenses compared with the second quarter of 2020 was due to significantly lower non-compensation expenses, partially offset by higher compensation and benefits expenses (reflecting strong performance). Within non-compensation expenses, net provisions for litigation and regulatory proceedings were significantly lower, partially offset by higher transaction based expenses and higher technology expenses (included in communications and technology and depreciation and amortization).

Net provisions for litigation and regulatory proceedings for the second quarter of 2021 were $226 million compared with $2.96 billion for the second quarter of 2020.

Headcount was essentially unchanged compared with the end of the first quarter of 2021.

YTD Efficiency Ratio
54.6%

Provision for Taxes

The effective income tax rate for the first half of 2021 increased to 18.8% from 18.0% for the first quarter of 2021, primarily due to a decrease in the impact of tax benefits on the settlement of employee share-based awards in the first half of 2021 compared with the first quarter of 2021.

YTD Effective Tax Rate
18.8%

Other Matters

◾ On July 12, 2021, the Board of Directors of The Goldman Sachs Group, Inc. increased the quarterly dividend to $2.00 per common share from $1.25 per common share. The dividend will be paid on September 29, 2021 to common shareholders of record on September 1, 2021.

◾ During the quarter, the firm returned $1.44 billion of capital to common shareholders, including $1.00 billion of share repurchases (2.8 million shares at an average cost of $350.90) and $441 million of common stock dividends.[2]

◾ Global core liquid assets[2] averaged $329 billion[4] for the second quarter of 2021, compared with an average of $299 billion for the first quarter of 2021.

Declared Quarterly Dividend Per Common Share
$2.00

Common Share Repurchases
$2.8 million shares for $1.00 billion

Average GCLA
$329 billion

Goldman Sachs Reports

Second Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services across investment banking, securities, investment management and consumer banking to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2020.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or may not be completed at all and related net revenues may not be realized or may be materially less than expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak of hostilities, volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2020.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 64774224 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports

Second Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	JUNE 30, 2021	MARCH 31, 2021	JUNE 30, 2020	MARCH 31, 2021	JUNE 30, 2020
INVESTMENT BANKING
Financial advisory	$ 1,257	$ 1,117	$ 686	13%	83%

Equity underwriting	1,243	1,569	1,057	(21)	18
Debt underwriting	950	880	990	8	(4)
Underwriting	2,193	2,449	2,047	(10)	7

Corporate lending	159	205	(76)	(22)	N.M.
Net revenues	3,609	3,771	2,657	(4)	36

GLOBAL MARKETS
FICC intermediation	1,897	3,451	3,786	(45)	(50)
FICC financing	423	442	449	(4)	(6)
FICC	2,320	3,893	4,235	(40)	(45)

Equities intermediation	1,765	2,586	2,199	(32)	(20)
Equities financing	815	1,102	742	(26)	10
Equities	2,580	3,688	2,941	(30)	(12)
Net revenues	4,900	7,581	7,176	(35)	(32)

ASSET MANAGEMENT
Management and other fees	727	693	684	5	6
Incentive fees	78	42	34	86	129
Equity investments	3,717	3,120	924	19	302
Lending and debt investments	610	759	459	(20)	33
Net revenues	5,132	4,614	2,101	11	144

CONSUMER & WEALTH MANAGEMENT
Management and other fees	1,109	1,077	938	3	18
Incentive fees	15	26	10	(42)	50
Private banking and lending	260	264	155	(2)	68
Wealth management	1,384	1,367	1,103	1	25

Consumer banking	363	371	258	(2)	41
Net revenues	1,747	1,738	1,361	1	28

Total net revenues	$ 15,388	$ 17,704	$ 13,295	(13)	16
Geographic Net Revenues (unaudited)[2]
$ in millions

	THREE MONTHS ENDED

	JUNE 30, 2021	MARCH 31, 2021	JUNE 30, 2020
Americas	$ 9,957	$ 10,825	$ 8,289
EMEA	3,478	4,713	3,453
Asia	1,953	2,166	1,553
Total net revenues	$ 15,388	$ 17,704	$ 13,295

Americas	65%	61%	62%
EMEA	22%	27%	26%
Asia	13%	12%	12%
Total	100%	100%	100%

Goldman Sachs Reports

Second Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	SIX MONTHS ENDED		% CHANGE FROM

	JUNE 30, 2021	JUNE 30, 2020	JUNE 30, 2020
INVESTMENT BANKING
Financial advisory	$ 2,374	$ 1,467	62%

Equity underwriting	2,812	1,435	96
Debt underwriting	1,830	1,573	16
Underwriting	4,642	3,008	54

Corporate lending	364	366	(1)
Net revenues	7,380	4,841	52

GLOBAL MARKETS
FICC intermediation	5,348	6,323	(15)
FICC financing	865	881	(2)
FICC	6,213	7,204	(14)

Equities intermediation	4,351	3,727	17
Equities financing	1,917	1,408	36
Equities	6,268	5,135	22
Net revenues	12,481	12,339	1

ASSET MANAGEMENT
Management and other fees	1,420	1,324	7
Incentive fees	120	188	(36)
Equity investments	6,837	902	658
Lending and debt investments	1,369	(409)	N.M.
Net revenues	9,746	2,005	386

CONSUMER & WEALTH MANAGEMENT
Management and other fees	2,186	1,897	15
Incentive fees	41	79	(48)
Private banking and lending	524	337	55
Wealth management	2,751	2,313	19

Consumer banking	734	540	36
Net revenues	3,485	2,853	22

Total net revenues	$ 33,092	$ 22,038	50
Geographic Net Revenues (unaudited)[2] $ in millions

	SIX MONTHS ENDED

	JUNE 30, 2021	JUNE 30, 2020
Americas	$ 20,782	$ 13,460
EMEA	8,191	5,561
Asia	4,119	3,017
Total net revenues	$ 33,092	$ 22,038

Americas	63%	61%
EMEA	25%	25%
Asia	12%	14%
Total	100%	100%

Goldman Sachs Reports

Second Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	JUNE 30, 2021	MARCH 31, 2021	JUNE 30, 2020	MARCH 31, 2021	JUNE 30, 2020
REVENUES
Investment banking	$ 3,450	$ 3,566	$ 2,733	(3) %	26%
Investment management	1,905	1,796	1,635	6	17
Commissions and fees	833	1,073	875	(22)	(5)
Market making	3,274	5,893	5,787	(44)	(43)
Other principal transactions	4,297	3,894	1,321	10	225
Total non-interest revenues	13,759	16,222	12,351	(15)	11

Interest income	2,939	3,054	3,034	(4)	(3)
Interest expense	1,310	1,572	2,090	(17)	(37)
Net interest income	1,629	1,482	944	10	73

Total net revenues	15,388	17,704	13,295	(13)	16

Provision for credit losses	(92)	(70)	1,590	N.M.	N.M.

OPERATING EXPENSES
Compensation and benefits	5,263	6,043	4,478	(13)	18
Transaction based	1,125	1,256	1,014	(10)	11
Market development	115	80	89	44	29
Communications and technology	371	375	345	(1)	8
Depreciation and amortization	520	498	499	4	4
Occupancy	241	247	233	(2)	3
Professional fees	344	360	311	(4)	11
Other expenses	661	578	3,445	14	(81)
Total operating expenses	8,640	9,437	10,414	(8)	(17)

Pre-tax earnings	6,840	8,337	1,291	(18)	430
Provision for taxes	1,354	1,501	918	(10)	47
Net earnings	5,486	6,836	373	(20)	N.M.

Preferred stock dividends	139	125	176	11	(21)
Net earnings applicable to common shareholders	$ 5,347	$ 6,711	$ 197	(20)	N.M.

EARNINGS PER COMMON SHARE[2]
Basic	$ 15.22	$ 18.80	$ 0.53	(19) %	N.M. %
Diluted	$ 15.02	$ 18.60	$ 0.53	(19)	N.M.

AVERAGE COMMON SHARES
Basic	350.8	356.6	355.7	(2)	(1)
Diluted	356.0	360.9	355.7	(1)	–

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 92,687	$ 88,461	$ 78,826	5	18
Basic shares[2]	349.9	352.7	355.8	(1)	(2)
Book value per common share	$ 264.90	$ 250.81	$ 221.55	6	20

Headcount	40,800	40,300	39,100	1	4

Goldman Sachs Reports

Second Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts

	SIX MONTHS ENDED		% CHANGE FROM

	JUNE 30, 2021	JUNE 30, 2020	JUNE 30, 2020
REVENUES
Investment banking	$ 7,016	$ 4,475	57%
Investment management	3,701	3,403	9
Commissions and fees	1,906	1,895	1
Market making	9,167	9,469	(3)
Other principal transactions	8,191	539	N.M.
Total non-interest revenues	29,981	19,781	52

Interest income	5,993	7,784	(23)
Interest expense	2,882	5,527	(48)
Net interest income	3,111	2,257	38

Total net revenues	33,092	22,038	50

Provision for credit losses	(162)	2,527	N.M.

OPERATING EXPENSES
Compensation and benefits	11,306	7,713	47
Transaction based	2,381	2,044	16
Market development	195	242	(19)
Communications and technology	746	666	12
Depreciation and amortization	1,018	936	9
Occupancy	488	471	4
Professional fees	704	658	7
Other expenses	1,239	4,142	(70)
Total operating expenses	18,077	16,872	7

Pre-tax earnings	15,177	2,639	475
Provision for taxes	2,855	1,053	171
Net earnings	12,322	1,586	677
Preferred stock dividends	264	266	(1)
Net earnings applicable to common shareholders	$ 12,058	$ 1,320	813

EARNINGS PER COMMON SHARE[2]
Basic	$ 34.06	$ 3.66	831%
Diluted	$ 33.64	$ 3.66	819

AVERAGE COMMON SHARES
Basic	353.6	356.8	(1)
Diluted	358.4	356.8	—

Goldman Sachs Reports

Second Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)4

$ in billions

	AS OF

	JUNE 30, 2021		MARCH 31, 2021
ASSETS
Cash and cash equivalents	$ 240		$ 191
Collateralized agreements	350		325
Customer and other receivables	162		165
Trading assets	376		374
Investments	91		88
Loans	131		121
Other assets	38		38
Total assets	$ 1,388		$ 1,302

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$ 306		$ 286
Collateralized financings	217		193
Customer and other payables	239		224
Trading liabilities	199		201
Unsecured short-term borrowings	62		58
Unsecured long-term borrowings	239		219
Other liabilities	24		23
Total liabilities	1,286		1,204
Shareholders’ equity	102		98
Total liabilities and shareholders’ equity	$ 1,388		$ 1,302
Capital Ratios and Supplementary Leverage Ratio (unaudited)[2,4] $ in billions

	AS OF

	JUNE 30, 2021		MARCH 31, 2021
Common equity tier 1 capital	$ 89.4		$ 85.2

STANDARDIZED CAPITAL RULES
Risk-weighted assets	$ 621		$ 595
Common equity tier 1 capital ratio	14.4%		14.3%

ADVANCED CAPITAL RULES
Risk-weighted assets	$ 667		$ 630
Common equity tier 1 capital ratio	13.4%		13.5%

SUPPLEMENTARY LEVERAGE RATIO
Supplementary leverage ratio	5.5%	[5]	6.5%
Average Daily VaR (unaudited)[2,4] $ in millions

	THREE MONTHS ENDED

	JUNE 30, 2021		MARCH 31, 2021
RISK CATEGORIES
Interest rates	$ 64		$ 58
Equity prices	48		51
Currency rates	13		12
Commodity prices	22		22
Diversification effect	(57)		(54)
Total	$ 90		$ 89

Goldman Sachs Reports

Second Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)2,4

$ in billions

	AS OF

	JUNE 30, 2021	MARCH 31, 2021	JUNE 30, 2020
SEGMENT
Asset Management	$ 1,633	$ 1,567	$ 1,499
Consumer & Wealth Management	672	637	558
Total AUS	$ 2,305	$ 2,204	$ 2,057

ASSET CLASS
Alternative investments	$ 211	$ 197	$ 179
Equity	558	516	394
Fixed income	914	885	817
Total long-term AUS	1,683	1,598	1,390
Liquidity products	622	606	667
Total AUS	$ 2,305	$ 2,204	$ 2,057

	THREE MONTHS ENDED

	JUNE 30, 2021	MARCH 31, 2021	JUNE 30, 2020
ASSET MANAGEMENT
Beginning balance	$ 1,567	$ 1,530	$ 1,309
Net inflows / (outflows):
Alternative investments	3	3	(2)
Equity	(5)	3	3
Fixed income	12	16	6
Total long-term AUS net inflows / (outflows)	10	22	7
Liquidity products	16	29	121
Total AUS net inflows / (outflows)	26	51	128
Net market appreciation / (depreciation)	40	(14)	62
Ending balance	$ 1,633	$ 1,567	$ 1,499

CONSUMER & WEALTH MANAGEMENT
Beginning balance	$ 637	$ 615	$ 509
Net inflows / (outflows):
Alternative investments	5	2	–
Equity	8	11	(1)
Fixed income	(1)	2	–
Total long-term AUS net inflows / (outflows)	12	15	(1)
Liquidity products	–	(6)	12
Total AUS net inflows / (outflows)	12	9	11
Net market appreciation / (depreciation)	23	13	38
Ending balance	$ 672	$ 637	$ 558

FIRMWIDE
Beginning balance	$ 2,204	$ 2,145	$ 1,818
Net inflows / (outflows):
Alternative investments	8	5	(2)
Equity	3	14	2
Fixed income	11	18	6
Total long-term AUS net inflows / (outflows)	22	37	6
Liquidity products	16	23	133
Total AUS net inflows / (outflows)	38	60	139
Net market appreciation / (depreciation)	63	(1)	100
Ending balance	$ 2,305	$ 2,204	$ 2,057

Goldman Sachs Reports

Second Quarter 2021 Earnings Results

Footnotes

1.

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annualized ROTE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

	AVERAGE FOR THE

Unaudited, $ in millions	THREE MONTHS ENDED JUNE 30, 2021	SIX MONTHS ENDED JUNE 30, 2021
Total shareholders’ equity	$ 99,294	$ 97,735
Preferred stock	(9,203)	(9,489)
Common shareholders’ equity	90,091	88,246
Goodwill	(4,332)	(4,332)
Identifiable intangible assets	(552)	(581)
Tangible common shareholders’ equity	$ 85,207	$ 83,333

2.

For information about the following items, see the referenced sections in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2021: (i) investment banking transaction backlog – see “Results of Operations – Investment Banking” (ii) assets under supervision – see “Results of Operations – Assets Under Supervision” (iii) efficiency ratio – see “Results of Operations – Operating Expenses” (iv) share repurchase program – see “Equity Capital Management and Regulatory Capital – Equity Capital Management” (v) global core liquid assets – see “Risk Management – Liquidity Risk Management” (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, see the referenced sections in Part I, Item 1 “Financial Statements (Unaudited)” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2021: (i) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy” (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating EPS – see Note 21 “Earnings Per Common Share.”

3.	Dealogic – January 1, 2021 through June 30, 2021.

4.	Represents a preliminary estimate for the second quarter of 2021 and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2021.

5.

Effective April 1, 2021, the Federal Reserve’s temporary amendment permitting the exclusion of average holdings of U.S. Treasury securities and average deposits at the Federal Reserve from the calculation of the supplementary leverage ratio expired. The impact of this change was a decrease in the firm’s supplementary leverage ratio of approximately 0.8 percentage points.